UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

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The following excerpts are from an interview of Arconic Inc. Chairman and CEO Klaus Kleinfeld at the Yahoo Finance All Markets Summit with Andy Serwer, Editor in Chief of Yahoo Finance:

Andy Serwer:	We’re going to talk about the activist investor, Elliott Management, but before we do that, can you explain exactly what – when you say the value add part of the business, Arconic –

Klaus Kleinfeld:	Yes.

Andy Serwer:	– what exactly does that mean?

Klaus Kleinfeld:	Well, Arconic is in the main aerospace components and transportation. This is 70 plus percent of our revenues, right? And that’s the business that we’ve built out in the last year, as we’ve doubled the margins. We’ve expanded the profits on each one of the segments. And today, we – I mean, in aerospace, we can supply roughly 90 percent of all components that go into a jet engine. None of that really is – almost none of that is aluminum. So in the – that’s also why we changed the name, by the way, because Alcoa obviously as Aluminum Company of America, highly associated with aluminum and commodity. Alcoa, a company that’s really mature, is agnostic, for us, it’s important that we chose a material that serves the purpose best. So today, it’s basically nickel superalloys, titanium, as well as aluminum.

Aerospace structures, I mean, we are a leader in aerospace structural components. That’s, I mean, the business that we helped create. I mean, for the last 100 years. Automotive, many of you know the F150, largest selling platform in the US. For 40 years, we’ve helped Ford to fully aluminize it and to shed off pounds. Today, they were talking about the Ford Explorer also going fully aluminum and shedding off about 300 pounds. So that’s what we do in the main, you know.

Andy Serwer:	All right. And now this activist, as you said, Elliott Management, run by Paul Singer, has come after you, and says that they need to – you need to create more value for shareholders. So what would you say to them right now – and it’s – you know, they’re fire – they just put a letter out last night.

Klaus Kleinfeld:	Yes.

Andy Serwer:	There’s a lot of back and forth here, Klaus. So what would you say specifically to them or to your shareholders, why they shouldn’t listen to Elliott right now? Why you are the right person to lead Arconic?

Klaus Kleinfeld:	Well, let the facts and the track record here speak, you know. And I think that’s the first thing. The second thing is we will continue to create value, as we’ve done in the past. And we’ve – I’ve been very, very clear that we are entirely focused on expanding the margins. We will continue to do that, even though in many of the businesses, we are leading edge when it comes to the margin levels already. But we will continue to grow, as we’ve done before.

And we will continue to focus very, very strongly also on the capital efficiency. And we’ve laid that out to the investors. We will continue to lay that out to the investors, and make it crystal clear. And I think the team has done a fantastic job and will continue to do a fantastic job.

And keep in mind, I mean, this company Arconic is 1.5 months – or 2.5 months old. Right? We are in the middle of changing over our shareholder base. And because we had a shareholder base that was very strongly influenced by commodity – by the commodity side, and we are now bringing in the value investor, you know. So this is all happening, and I’m very optimistic that we will continue to create a great company here.

Andy Serwer:	All right. Just last thing on this. So they came at – you said that their plans, they changed all the numbers on their plans several times?

Klaus Kleinfeld:	Yes. Yes.

Andy Serwer:	And they came back, one of the things they said last night, Klaus, was that you are a very charming and charismatic person, they said, but it was sort of a backhanded compliment, saying that you had charmed the board. You were too charming, that you charmed the board, and the board shouldn’t listen to you, because you’re too charming. What do you think about that?

[Laughter]

Klaus Kleinfeld:	I don’t know. Lots of words here. I think the audience is having the right reactions here, yeah?

Andy Serwer:	All right. Fair enough. It’s – these are – these battles can become very interesting, though. So –

Klaus Kleinfeld:	Interesting I think is the right word. Exactly.

Andy Serwer:	Okay. Right.

Klaus Kleinfeld:	And I’m reminded of this line, you know, and I actually think – wasn’t it out of the mafia movie? Klaus, don’t take it personal. It’s just business.

Andy Serwer:	Yeah. Right. Well, but it seems like it might get a little personal sometimes. I don’t know.

Klaus Kleinfeld:	No, but – yeah. Absolutely. Yes. You just have to make sure that the facts are – because investors, in the end, they look at – they look at it from the perspective – I mean, what is the best way to create value, right? And I think that we have shown in the past that we’ve managed through very, very difficult times, that we built out two businesses, that we created shareholder value over the last years, as well as just recently. The separation would not have been possible before, right? And in spite of what we saw last year with the further decline in commodity prices, we still did it, and we found ways how – we’re still keeping 19.9 percent investment in Alcoa Corporation. And the reason why we found that as an instrument is because currently, the debt burden that we have on the Arconic balance sheet is – if you look at natural debt burdens that Arconic would carry, with normal commodity pricing levels, is a little too high.

So we found all these instruments. I think when you look at our customers, I mean, when you let – listen to our customers, I mean, the innovation that we’ve brought – I just sat down with a bunch of aerospace customers yesterday night. And when you look at the innovation levels that we brought to them, and how we’ve been supporting them and helping them to bring great products out to their customers, I mean, the jet engines that you have today in the market that are coming out have an efficiency increase of 15 percentage points. This is unheard of. Unheard of. I mean, the new planes that are in the market have a total efficiency increase of roughly 20 percentage points. Fifteen percentage points out of the 20 comes from the jet engine.

Do you think that falls out of heaven? This is hard work, a lot of this coming from hard-nosed material science, a lot of that coming from the innovation that’s going on on the process side, and a lot of that comes from controlling your costs constantly, bringing it down. And that’s what the customers know us for. That’s the great work of all the people at Arconic and Alcoa.

Andy Serwer:	So the bottom line is we should listen to facts, not alternative facts?

Klaus Kleinfeld:	Right. That’s an interesting new word. Yes. _____ –

[Crosstalk]

Andy Serwer:	Make _____ – or let’s –

Klaus Kleinfeld:	– wasn’t my word.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements and guidance regarding future financial results or operating performance. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Arconic believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the impact of the separation on the businesses of Arconic; (i) material adverse changes in aluminum industry conditions, including fluctuations in London Metal Exchange-based aluminum prices; (j) the impact of changes in foreign currency exchange rates on costs and results; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (l) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2015, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Important Additional Information

Arconic Inc. (“Arconic”) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for Arconic’s 2017 Annual Meeting (the “Proxy Statement”) with an associated WHITE proxy card. Arconic, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of Arconic’s directors and executive officers and their respective interests in Arconic by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Alcoa Inc., which was Arconic’s former name (“Alcoa”), for the fiscal year ended December 31, 2015, filed with the SEC on February 19, 2016, and Alcoa’s proxy statement for the 2016 Annual Meeting, filed with the SEC on March 24, 2016. To the extent holdings of such participants in Arconic’s securities are not reported, or have changed since the amounts described, in the 2016 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of Arconic’s Board of Directors for election at the 2017 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXYSTATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by Arconic free of charge from the SEC’s website, www.sec.gov. Arconic’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Arconic, Corporate Secretary’s Office, 390 Park Avenue, New York, New York 10022-4608, by calling Arconic’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-750-5836 or from Arconic’s website at www.arconic.com.